EXHIBIT 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is entered into as of May 5, 2016 (the “Closing Date”) by and between NUO THERAPEUTICS, INC. (f/k/a Cytomedix, Inc.), a Delaware corporation, with its principal office at 209A Perry Parkway, Suite 1, Gaithersburg, MD 20877 (the “Assignor”) and DEERFIELD SS, LLC (the “Assignee”).

WHEREAS, the Assignor is a debtor and debtor-in-possession in Case No. 16-10192 (MFW) pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (captioned “In re: Nuo Therapeutics, Inc.”) under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §101, et seq.);

WHEREAS, on April 25, 2016, the Bankruptcy Court entered an Order Granting Final Approval of Disclosure Statement and Confirming Assignor’s Plan of Reorganization, which confirmed the Assignor’s Modified First Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code (as confirmed, the “Plan”);

WHEREAS, pursuant to the Plan, the Assignor agreed to assign to Assignee, as designee of Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P. and Deerfield Special Situations Fund, L.P., (i) all of Assignor’s rights, title and interest in and to its existing license agreement with Arthrex, Inc. (the “Arthrex Agreement”), (ii) all associated intellectual property owned by Assignor and licensed thereunder, and (iii) all royalty and payment rights thereunder (collectively, the “Assigned Assets”); and

WHEREAS, this Agreement is being executed and delivered in accordance with the Plan.

NOW, THEREFORE, pursuant to the Plan and in consideration of the mutual promises it contains, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.          Assignment. Subject to and in accordance with the terms and conditions of the Plan, effective as of and from the Closing Date, Assignor hereby transfers, conveys and assigns to Assignee all of its legal, beneficial and other rights, title and interest in and to the Assigned Assets, free and clear of all Liens.

2.          Acceptance and Assumption. Subject to and in accordance with the terms and conditions of the Plan, effective as of and from the Closing Date, Assignee hereby (a) accepts the Assignment and (b) agrees to perform all of the Assignor’s obligations under the Assigned Assets.

3.          Patent Assignment. On the Closing Date Assignor and Assignee shall execute the Patent Assignment attached hereto as Exhibit A.

4.          Further Assurances. From time to time on and after the date hereof, as and when reasonably requested by any party hereto, each other party will, except as otherwise expressly provided in the Plan, execute, deliver and, if required, record, or cause to be executed, delivered and, if required, recorded, such further instruments of conveyance, transfer and assumption and take such additional action as such party may reasonably request to consummate the transactions contemplated by the Plan and this Agreement.

5.          Amendment. Except as expressly provided herein, this Agreement may be amended only by a written agreement executed by each of the parties hereto. The parties agree that any amendment executed in accordance with this section will be binding on the parties, unless otherwise expressly stated in such amendment.

6.          Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by a written waiver executed by the party or parties giving the waiver. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

7.          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.          Governing Law. The internal law (and not the law of conflicts) of the State of New York shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

9.          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware (i.e., without regard to its conflicts of law rules). All disputes arising out of or related to this Agreement, including, without limitation, any dispute relating to the interpretation, meaning or effect of any provision hereof, will be resolved in the courts of competent jurisdiction in the state of Delaware and the parties hereto will each submit to the exclusive jurisdiction of the such courts for the purposes of adjudicating any such dispute. Any legal action, suit or proceeding arising out of or relating to this Agreement, each and every agreement and instrument contemplated hereby or the transactions contemplated hereby and thereby shall be instituted in any Federal court of the state of Delaware

10.         Interpretation. This Agreement is intended to implement the provisions of the Plan, is expressly subject to the terms and conditions thereof, and shall not be construed to enhance, extend or limit the representations and warranties, rights, obligations or remedies of any party thereunder.

11.         Third Party Beneficiaries. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto or establish any third-party beneficiary of any of the obligations of the parties set forth herein.

12.         Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.

13.         Descriptive Headings. The headings to the sections of this Agreement are for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

ASSIGNOR:

NUO THERAPEUTICS, INC.

By:	/s/ David Jorden
Name: David Jorden
Title: Acting CEO/CFO

ASSIGNEE:

DEERFIELD SS, LLC

By: Deerfield Mgmt, L.P., its Manager

By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

Exhibit A

Patent Assignment